EXHIBIT 99.1

Pine Tree Acquisition Corp. Announces Pricing of $100,000,000 Initial Public Offering

NEW YORK, October 6, 2026 (ACCESS NEWSWIRE)—Pine Tree Acquisition Corp. (the “Company”) announced today that it priced its initial public offering of 10,000,000 units at $10.00 per unit. The Company’s units are expected to be listed on the Nasdaq Global Market (“Nasdaq”) and are expected to begin trading on October 6, 2026 under the ticker symbol “PAXGU.” Each unit consists of one Class A ordinary share and one right entitling its holder to receive three-fourths (3/4) of one Class A ordinary share upon the consummation of an initial business combination, subject to adjustment. Once the securities comprising the units begin separate trading, the ordinary shares and rights are expected to be listed on Nasdaq under the symbols “PAXG” and “PAXGR,” respectively.

The offering is expected to close on October 7, 2026, subject to customary closing conditions.

The Company is a Cayman exempt company, formed as a blank check company for the purpose of entering into a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company is led by its Chairman of the Board and Chief Executive Officer, Wei Qian.

Maxim Group LLC is acting as the lead book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,500,000 units at the initial public offering price to cover over-allotments, if any. The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, Attention: Syndicate Department, by telephone at (212) 895-3745 or by email at syndicate@maximgrp.com.

A registration statement on Form S-1 relating to these securities (SEC File Number 333-292289) was filed with the Securities and Exchange Commission (the “SEC”) and was declared effective on October 5, 2026. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated in the offering prospectus. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Wei Qian, CEO

ir@pinetreeacq.com